UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2020 (April 5, 2020)

REGENERON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

000-19034	13-3444607
(Commission File Number)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 847-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock – par value $0.001 per share	REGN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On April 5, 2020, Regeneron Pharmaceuticals, Inc. (“Regeneron” or the “Company”) and Sanofi Biotechnology SAS (“Sanofi”) entered into the Third Amendment to Amended and Restated License and Collaboration Agreement (the “Third Amendment”), which amends the Amended and Restated License and Collaboration Agreement, dated as of November 10, 2009, by and between the Company and Sanofi (as successor in interest to Aventis Pharmaceuticals Inc. and Sanofi-Aventis Amérique Du Nord), as amended (the “Antibody LCA”). The Antibody LCA provides for the development, manufacture, and commercialization of certain antibody products, including, prior to April 1, 2020 (and prior to giving effect to the Third Amendment), Praluent® (alirocumab). On April 5, 2020, the Company and Sanofi also entered into the Praluent Cross License & Commercialization Agreement (the “Praluent Agreement” and, together with the Third Amendment, collectively, the “Agreements”). The Agreements are each effective from and after April 1, 2020. As described in greater detail below, the Agreements together effect the previously announced restructuring of the parties’ antibody collaboration in respect of Praluent.

Third Amendment. Under the Third Amendment, Sanofi and the Company amended the Antibody LCA, among other things, to remove Praluent from the Antibody LCA such that (a) effective April 1, 2020, the Antibody LCA no longer governs the development, manufacture, or commercialization of Praluent and (b) the quarterly period ended March 31, 2020 is the last quarter for which Sanofi and the Company will share profits and losses for Praluent under the Antibody LCA. Notwithstanding the foregoing, net product sales of Praluent outside the United States will continue to be taken into account to determine (x) each party’s percentage share of profits and losses outside the United States from the products that continue, from and after April 1, 2020, to be governed by the Antibody LCA and (y) the milestones applicable to net product sales outside the United States under the Antibody LCA.

Praluent Agreement. Under the Praluent Agreement, effective April 1, 2020, the Company, at its sole cost, is solely responsible for the development and commercialization of Praluent in the United States, and Sanofi, at its sole cost, is solely responsible for the development and commercialization of Praluent outside of the United States. Each of the Company and Sanofi will obtain an exclusive license under certain intellectual property rights of the other party to commercialize Praluent in the United States and outside the United States, respectively. Because before April 1, 2020 Sanofi was, under the Antibody LCA, responsible for commercializing Praluent in the United States, Sanofi will transfer to the Company certain assets relating to the commercialization of Praluent in the United States.

Sanofi will pay the Company a 5% royalty on Sanofi’s net product sales of Praluent outside the United States until March 31, 2032. The Company will not owe Sanofi royalties on the Company’s net product sales of Praluent in the United States.

Although each party will be responsible for manufacturing Praluent for its respective territory, the parties have entered into definitive supply agreements under which, for a certain transitional period (a) the Company will continue to supply drug substance to Sanofi and (b) Sanofi will continue to supply finished product to Regeneron.

With respect to any intellectual property or product liability litigation relating to Praluent, the parties have agreed that, effective April 1, 2020, Regeneron and Sanofi each will be solely responsible for any such litigation (including damages and other costs and expenses thereof) in the United States and outside the United States, respectively, arising out of Praluent sales or other activities on or after April 1, 2020. The parties will each bear 50% of any damages arising out of Praluent sales or other activities prior to April 1, 2020. If Sanofi is obligated to pay any third-party royalties on Praluent sales outside the United States after April 1, 2020 as a result of certain patent litigation proceedings, then Sanofi will have the right to set off 50% of such third-party royalty payments against up to 50% of any Praluent royalty payment owed to Regeneron.

The foregoing description of the Third Amendment and the Praluent Agreement is qualified in its entirety by reference to the full text of the Third Amendment and the Praluent Agreement, respectively, a copy of each of which will be filed with the U.S. Securities and Exchange Commission as an exhibit to the Quarterly Report on Form 10-Q to be filed by the Company for the quarterly period ending June 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.
/s/ Joseph J. LaRosa
Joseph J. LaRosa
Executive Vice President, General Counsel and Secretary

Date: April 7, 2020